CleanTech Innovations, Inc. Receives $11 Million In Initial Wind Tower Supply Contracts From China’s Largest Energy Company

NEW YORK, January 21, 2011 /PRNewswire-FirstCall/ — CleanTech Innovations, Inc. (Nasdaq:CTEK - News), a U.S. company and a market leader in China's clean technology solutions in the wind energy industry, announced today that CleanTech has signed two initial wind tower supply contracts totaling US$11 million (RMB 72,732,000, including VAT tax) with a subsidiary of China HuaNeng Group, the largest energy company in China. CleanTech will supply these wind towers to HuaNeng in 2011. HuaNeng has been a long-standing customer of CleanTech. China HuaNeng Group posted US$35 billion in revenue for 2010 and had total assets of US$99 billion.

The completion of the $20 million in bridge financing with institutional investors on December 13, 2010, made it possible for CleanTech to submit contract bids to HuaNeng before the December 18, 2010 bidding deadline.

CleanTech has submitted other contract bids to HuaNeng and other large energy companies in China. CleanTech anticipates winning additional wind tower supply contracts throughout 2011.

Bei Lu, Chairman & CEO of CleanTech commented: “These two recent contracts represent approximately 50% of our entire 2010 revenues.  The new contracts are critical to meeting our 2011 revenue targets in a favorable market environment. CleanTech’s management team is also the founders of our company. As CleanTech has already disclosed publicly, our entire management and insider holdings are locked up and prohibited from any share sales for at least 3 years through December 2013. CleanTech management’s vested interest is completely aligned with those of our public shareholders. We look forward to delivering another year of record earnings growth in 2011.”

Large state-owned energy companies such as HuaNeng are the final customers and integrators of the wind energy industry in China. Topping the five major power producers in China, HuaNeng accounts for 11.9% of domestic power capacity, and 17% of China's clean energy capacity. In 2010, HuaNeng accounted for 12.8% of China’s total power generation.

About CleanTech Innovations, Inc.

CleanTech Innovations, Inc. (Nasdaq:CTEK - News) is a U.S. public company with its primary operations in China. CleanTech designs and manufactures high performance clean technology products that promote renewable energy generation, energy savings and pollution reduction. CleanTech's products include wind turbine towers, bellows expansion joints and pressure vessels, which are broadly used in the wind power, steel, coking, petrochemical, high voltage electricity transmission and thermoelectric industries. CleanTech's longstanding customers include China Guodian, HuaNeng Energy, Sinosteel and other industrial companies.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect CleanTech's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in CleanTech's filings with the Securities and Exchange Commission.

Corporate Contact

Mr. Jason Li
Corporate Communications
CleanTech Innovations, Inc.
Tel: 011-86- 157-1403-7180
Email: investors@ctiproduct.com
Website: www.ctiproduct.com